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                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          Nine Months Ended
                            September 30,             Year Ended December 31,
                          ----------------- -----------------------------------------------
                            2000     1999     1999     1998     1997     1996        1995
                          -------- -------- -------- -------- -------- --------    --------
                                              (Dollars In Thousands)
Income before income
 taxes and extraordinary
 items..................  $132,682 $ 76,268 $110,611 $101,141 $ 79,434 $ 36,454    $ 36,690
Less:
  Equity in net income
   from joint ventures..     3,055    1,019    5,352    9,203    3,931       55      (1,676)
  Interest capitalized..       --       432      454      225      --       --          --
  Capital securities
   dividend.............     9,000    2,266    5,266      --       --       --          --
Plus:
  Amortization of
   capitalized
   interest.............         9        3        3      --       --       --          --
  Distributed income
   from joint ventures..     2,545      934    4,377    4,852    1,452    2,086         258
  Fixed charges:
   Interest on
    deposits............   270,409  181,051  256,764  248,337  227,521  184,402     180,859
   Interest on
    borrowings..........   101,516   37,953   64,161   17,720   38,739   27,363      33,379
   Interest
    capitalized.........       --       432      454      225      --       --          --
   Amortization of
    capital securities
    issuance costs......       122       41       82      --       --       --          --
   33% of rental
    expense.............       561      488      687      560      440      283         233
   Capital securities
    dividend............     9,000    2,266    5,266      --       --       --          --
                          -------- -------- -------- -------- -------- --------    --------
  Total fixed charges...   381,608  222,231  327,414  266,842  266,700  212,048     214,471
                          -------- -------- -------- -------- -------- --------    --------
Income plus fixed
 charges................  $504,789 $295,719 $431,333 $363,407 $343,655 $250,533    $253,095
                          -------- -------- -------- -------- -------- --------    --------
Ratio of earnings to
 fixed charges:
  Excluding interest on
   deposits.............     2.11x    2.78x    2.47x    6.22x    2.96x    2.39x(1)    2.15x
                          -------- -------- -------- -------- -------- --------    --------
  Including interest on
   deposits.............     1.32x    1.33x    1.32x    1.36x    1.29x    1.18x(1)    1.18x
                          -------- -------- -------- -------- -------- --------    --------

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(1) Excluding the 1996 SAIF special assessment, the ratio of earnings to fixed charges would have been 1.30x including interest on deposits and 3.28x excluding interest on deposits.